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			     EXHIBIT 12(b)


	  COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
		       AND PREFERRED SHARE DIVIDENDS
	  SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

					       Twelve          Six
					       Months          Months
					       Ended           Ended
					       June 29,        June 29,                        Year Ended
					       1996            1996
(millions, except ratios)                      (unaudited)     (unaudited)      1995     1994     1993     1992     1991
Fixed Charges
 Interest and amortization of debt
  discount and expense on all indebtedness     $1,377            $687          $1,373   $1,279   $1,318   $1,389   $1,568

 Add interest element implicit in rentals         101              42             119      114      105      165      155
						1,478             729           1,492    1,393    1,423    1,554    1,723
 Preferred dividend factor                         49              24              89      234      209      120        7
 Interest capitalized                               4               2               4        1        3       23       22
Total fixed charges                            $1,531            $755          $1,585   $1,628   $1,635   $1,697   $1,752

Income (loss)
 Income (loss) from continuing operations      $1,109            $425          $1,025     $857     $625  ($1,812)    $160
 Deduct undistributed net income (loss)
  of unconsolidated companies                      19               8               9       (7)       6       (4)     (11)
						1,090             417           1,016      864      619  ( 1,808)     171
Add
 Fixed charges (excluding interest
  capitalized and preferred dividend factor)    1,478             729           1,492    1,393    1,423    1,554    1,723
 Income taxes (benefit)                           763             283             703      614      329  ( 1,039)     126
    Income (loss) before fixed charges and
     income taxes                              $3,331          $1,429          $3,211   $2,871   $2,371  ($1,293)  $2,020

Ratio of income to combined fixed charges
 and preferred share dividends                   2.18            1.89            2.03     1.76     1.45     (A)      1.15

(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,990 million.

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